Exhibit 99.1

TENFOLD CORPORATION

Moderator: Robert Felton

November 01, 2006

4:00 pm CT

Operator:	All participants currently standing by for today’s TenFold teleconference call, we ask that you please continue to stand by. Your teleconference will begin momentarily.

Following today’s presentation, there will be a formal question and answer session. At that time, if you have a question, simply press star-1 on your telephone keypad.

Once again, all participants currently standing by for today’s TenFold teleconference call, we ask that you please continue to stand by, and your teleconference will begin momentarily. Thank you.

Good afternoon. Once again, all participants currently standing by for today’s TenFold teleconference call, we ask that you please continue to stand by. Your teleconference will begin in approximately two minutes.

Following today’s presentation, there will be a formal question and answer session. If you would like to ask a question, simply press star-1 on your telephone keypad.

Once again, all participants currently standing by for today’s TenFold teleconference call, please continue to stand by. Your teleconference will begin in approximately two minutes. Thank you.

I would like to thank all parties for standing by.

Hello and welcome to the TenFold Corporation Q3 Financial Results teleconference call. At the request of TenFold Corporation, this conference is being recorded for instant replay purposes.

As a reminder, following today’s presentation, we’ll be conducting a question and answer session. At that time, you may press star-1 on your touchtone phone if you have question.

At this time, I’d like to turn the conference over to Mr. Robert P. Hughes, Chief Financial Officer and Chief of Staff.

Sir, you may begin when you’re ready.

Robert Hughes:	Thank you, and good afternoon and welcome to TenFold’s Conference Call.

I’m Robert Hughes, TenFold’s Chief Financial Officer and Chief of Staff. Joining me today is our Chairman, President and CEO, Robert Felton.

Today, we filed our Form 10Q for Q3 with the SEC and issued a press release describing in our financial results. You can find the press release posted on our Web site and financial sites like Yahoo Finance and MSN Money.

On today’s call, Bob will review our results and sales and other activities and then take your questions.

As we share information today to help you better understand our business, it’s important to note that we will make statements in the course of this conference call that state our intentions, hopes, beliefs, expectations or predictions of the future.

These constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act and our actual results could differ materially from those projected in these forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents that we filed with the SEC, including but not limited to our most recent reports on Form 10K, 10Q and 8K.

Now, I’d like to take just a few moments to summarize our financial reports for you.

For the third quarter, we reported revenues of 1.1 million, an operating loss of 2.1 million, and a net loss of 2.1 million. This compares to revenues of 710,000, an operating loss of 1.7 million, and a net loss 1.7 million for the second quarter of 2006.

The increase in revenues compared to Q2 was due primarily to revenues from several new consulting projects, plus some licenses sold in Q3.

The increase in operating loss in Q3 compared to Q2 is from increased stock option compensation charges from an increase in options granted in Q3, which was partially offset by a decrease in other operating expenses from reduced headcount.

2006 is our first year for implementing the new stock option accounting rules. Our operating expenses include stock option related charges of 1.2 million for the third quarter and 2.1 million for the nine months ended September 30, 2006.

Our Q3 ending cash balance was 2.4 million. This represents a net cash outflow of 871,000 for Q3, significantly reduced from Q2’s net cash outflow of 1.9 million due to increased inflows from existing and new customers, as well as reduced outflows.

Please see our 10Q for more information generally, including important information about risks and challenges that we face, including our limited cash resources.

Now, let me turn the call over to Bob for an update on sales and other activities.

Robert Felton:	Thanks, Rob.

First, I want you to know that preparing for these earnings call presented me with a difficult dilemma. While I wanted to let my naturally optimistic self tell you how pleased I am with the progress we’re making, I must temper that with the fact that getting to cash flow positive, my first objective for TenFold, still did not occur in Q3.

Our CFO, Rob, keeps us all focused on cash flow as our immediate goal. And while we reduced our use of cash significantly in Q3, we were not cash flow positive in Q3, and we must rapidly build on our progress in the near term to sustain TenFold.

However, in my experience, the flow of contracts and the pipeline that we have generated gives me cause for optimism.

Actually, probably the most important fact that I can tell you about the subject is that my head of R&D, Alexei Chadovich, and my head of consulting, Rob Trounce, are concentrating on how they are going to staff all the business that we have landed and are projecting. I view this as a positive sign and a signal that we are turning the quarter and moving towards a sustainable business model.

We are pleased that our strategy of growing TenFold brick by brick is showing progress.

What is very important to me in this brick-by-brick strategy is that once we start work with a new customer, our value proposition is so strong and our performance so compelling that our customer wants to start the next project. That is exactly what is going on.

Our new customers have not only embraced and been delighted with our technology and services, but are actively discussing a next project with us.

In addition, our new customers are beginning to discuss adopting TenFold technology as their software platform of choice. I could not be more pleased with the fact that our staff is delighting our customers and that the result of our brick-by-brick strategy is that we’re showing progress with these customers.

In response to this increasing demand for our services, TenFold is now hiring consultants. For those of you that have followed us for awhile, we have not been in a position to hire and now we are. Enough said on that subject.

I want to comment on our pipeline as it is strong and represents an important result of our efforts over this past year.

So how important our sales? Well every morning I look in the mirror and I say to myself one of my favorite sayings, ISS — it’s sales stupid, and remember I’m talking to myself.

So I understand how important sales are to a viable company. Without sales, there are no revenues and no cash. And without this, you do not have a company. Therefore, our sales pipeline is vital to our success.

So why am I excited about our pipeline? Well, for one, the quality and quantity of active prospects is the strongest I can remember since the market change in 2000.

I really expect to add four to six new customers by the end of the year, as well as be contracted for additional new business with a number of our existing customers.

What this should mean to TenFold is that our technology will be more accepted, our services more in demand, and our value proposition reconfirmed.

If you’ve ever been in sales, you live to have your technology accepted by new customers, your services demanded by a plethora of users, and your customers’ state and affirm your value proposition.

I can’t tell you how rewarding it is to visit a customer and have a customer executive state to me that they are seeing a tenfold decrease in development time and costs and a tenfold decrease in maintenance costs.

No matter the situation, by delighting our customers they will continue to want to do business with us and that is what the brick-by-brick strategy is all about.

Our release of our software, EnterpriseTenFold SOA Personal Edition, for free downloads last quarter had been very successful. We’ve had over 500 downloads of our software, many by prospects that are significant potential customers for TenFold.

As you may know with this free product version, we grant up to a five-person user license so that individuals can develop meaningful applications and get real-world experience with our technology.

We believed that zero cost, readily available, easy-to-use Personal Edition will accelerate the acceptance of our SOA technology even more as people try it out and discover the amazing capabilities it brings to the development process.

But even more so, we’re finding that major companies to whom we are marketing, are downloading our software and that is a very good sign.

Our TenFold premium support staff is geared up to answer questions from those who download our technology and our sales staff follows up on such contact.

In addition, a number of independent software developers are downloading our technology, creating both a buzz in the industry as well as a buzz in the blog community.

We’re also working on a revised Web site that we expect to release in the next several months. We believe that now that we have released EnterpriseTenFold SOA Personal Edition, that if we redesign our Web site and make it more pointed towards trying our software we can drive qualified business.

We’re gearing up our telemarketing force to take advantage of what we expect will be more traffic. While we do not lack for qualified leads to put in the funnel of our pipeline, if we’re going to have them better qualified and already using our software, the next steps becomes easier.

So after almost a year in the job, I can repeat what I said during our last two earnings calls. Our sales engine is taking hold. TenFold has high morale. Our staff understand delighting their customers and using their best judgment and are doing so. Our technology is superb and is itself delightful.

We continue to enhance our technology, our consultants are busy with billable work. And our support staff are continuing their fine support of our production customers.

I am so appreciative of the faith that our customers, both existing and new, have in our company. They have understood that we as a vendor have changed and we now both value and appreciate their business and we’ll go to great lengths to delight them.

I could not ask for a more supportive and engaged customer base and for that I am truly thankful. And as long as I’m thanking people publicly, I also want to formally thank each TenFold employee for their faith in my leadership, and for the acceptance of my two and only two directives — delight your customer and use your best judgment.

We have a wonderful TenFold team and more importantly, a cadre around which we can begin to grow TenFold.

And finally, thanks too to our investors and supporters. We appreciate your interest and support as you begin to understand our strategy and see our progress.

At the end of my last earnings call, I commented that I had a total and unwavering faith in this company and its amazing technology. And that I believed that we will deliver on the promise of a thriving company with a proud and strong workforce delivering on the promise of EnterpriseTenFold SOA today.

I repeat that now.

Of course, my CFO is always there to remind me that we still have work to do to achieve our goal of being cash flow positive, and I certainly understand that we’re not out of the woods yet, but we are cutting some trees.

So with that, I’ll be pleased to take some questions.

Operator:	At this time we will begin the question - to ask a question, simply press star-1 on your telephone keypad.

For those participants that may be using a speaker equipment, you may need to lift your handset prior to pressing star-1.

Please stand by while the questions register.

Thank you.

And our first question comes from (Patrick Kennedy) of (Kenko).

You may ask your question.

(Patrick Kennedy):	Good afternoon.

I see that the revenues for the first quarter were 600,000; second quarter, 700,000, a modest gain. However, this quarter, the revenues increased 63% to 1.1. My question is, can we - do you foresee a similar increase in revenue in Q4 and that without the expense of the stock options, would that not mean near cash flow positive?

Robert Felton:	(Pat), you know I can’t answer that.

You know, we don’t make projections. I’ve said that I’m very - I’m an optimistic guy, and I’ve got Rob here sitting here next to me, you know, making sure I don’t get too optimistic.

But certainly the trend is going in the right direction and what we said about the, you know, potential number of new customers, business from existing customers, certainly I expect to continue to increase revenue.

So, I can’t give you any specifics, but certainly don’t expect it to go down.

(Patrick Kennedy):	Let me rephrase slightly.

Will there be more stock option expense in the next few quarters, or are we - is that behind us?

Robert Felton:	Rob, do you want to answer that, too?

Robert Hughes:	Oh yeah.

No, there will actually be more expense in future quarters because we are required to recognize expense as options vest. But we do expect it to go down in Q4 compared to Q3 because a portion of the expense in Q3 was due to some grants that were vested upon grant, so we took a larger than normal charge, you might say, in Q3. They’ll come back down probably on the order of about $600,000 or something like that.

And (then it will depend) if there’s any future - further grants, but the run rate will drop from prior periods to about 600,000.

(Patrick Kennedy):	Okay thank you.

The other thing that comes to mind is you’re still spending - at least over $1 million in R&D, again, I fully approve of R&D spending. However, that still substantial amount considering your income. Could you comment on that?

Robert Felton:	Yeah. You will see that drop some in this quarter as some of our developers, in fact a significant number of our developers are actually going to be billable on some more work we brought in with a couple of our major customers.

And so my decision when I took over the company a year ago was I didn’t want to chop all development out and I’ll continue to build product and certainly personal edition, our AJAX front-end and so on is all part of that investment.

And you will see a reduction in that in Q4 and probably in Q1 as we have some of those folks billable.

(Patrick Kennedy):	Okay wonderful. It sounds like you’re on the road to success. Thanks very much for your efforts.

Robert Felton:	Well, (Pat), thank you very much for your comments.

(Patrick Kennedy):	(Yeah).

Operator:	Thank you.

Once again that will be star-1 if you would like to ask a question.

And our next question comes from a private investor, (Jack Eisenberg).

You may ask your question.

(Jack Eisenberg):	Hello. First of all, congratulations on your progress.

Am I being heard right now?

Robert Felton:	Yes, you are. Thank you very much.

(Jack Eisenberg):	Okay great. I’m on speakerphone so I wasn’t sure.

I got two questions for you, Robert. First is the - you mentioned some personnel reduction. In what areas were those personnel reductions?

Robert Felton:	Rob, you want to…

((Crosstalk))

Robert Hughes:	Yeah, I think we had from the end of last quarter to the end of this quarter, our headcount went down about four. I think a couple of those people were in sales. I’m not sure - I’m not sure where the others were.

So it wasn’t a tremendous decrease, but maybe it went from 49 or 50 at the end of Q2 to 45 or 44, something like that, at the end of Q3.

(Jack Eisenberg):	Okay. And my last question is, what is your current burn rate?

Robert Felton:	Rob, can you answer that, please?

Robert Hughes:	Our net cash outflow for the quarter was 871,000 for Q3.

Robert Hughes:	And the outflow side of that was about 700,000 on average for each of those months; 700K a month.

(Jack Eisenberg):	700K a month? Okay. So for the quarter…

((Crosstalk))

(Jack Eisenberg):	Pardon me.

Robert Hughes:	That’s just pure outflow, 700K a month on average outflows for the quarter.

(Jack Eisenberg):	Right, okay.

So your outflows for the current quarter or for the upcoming quarter are just about in line with your existing cash. Is that correct?

Robert Felton:	(This is) Bob. Yeah, that’s correct. So if we don’t - if we didn’t sell anything, then we’ll be out of business and the - but on the other hand, what you’re seeing is that significant reduction of the outflow.

And my comments in the formal part of the thing were that we obviously have to continue to reduce that to be sustainable. And that’s certainly our goal for Q4 is to get towards that cash flow positive scenario.

(Jack Eisenberg):	Okay, thank you very much.

Operator:	Thank you.

And our next question comes from (Bruce Merrell), Smith Barney.

You may ask your question.

(Bruce Merrell):	Hello, Bob.

(Robert):	Hey, (Bruce).

(Bruce Merrell):	Thank you for the rundown. And I’m a little new to TenFold and so this is a very basic set of questions. But I’ve not quite ever truly understood the model that you are working with in selling your products so I would ask, what exactly is it that you sell and are charging for, and what do your customers pay you for?

You know, how do you charge for it? What do you get paid for it?

Robert Felton:	Okay, it’s pretty simple, when I took over the company in order to have us begin to get towards cash flow positive, we had to tell our people to increase our consulting work. And so we charge hourly rates for our consultants to help people build applications or rebuild them or whatever we do, and then we license our software by chip at $60,000 a chip.

So our license revenue comes in on the - cash comes in on the licensing of the EnterpriseTenFold SOA, and our consulting revenue comes in as we use man hours.

And so in order to build the company back up, the strategy was to get people billable, and then from there we would get the company running and then begin to be more of a software company so we have to get the curve of the software licenses going up.

And that’s part of the brick-by-brick strategy because once you built one application, then people are coming back to us for more. They needed more processors or licenses to run more applications. And my intent is to get these people to where they may - they start looking to us for a site license or perpetual license.

(Bruce Merrell):	Well that’s a great explanation. And I just wonder if you’re able to kind of prevent them from, you know, running over - going around you after the initial help you lend - you give them and sell them, are you able to hold on to the business successfully?

Robert Felton:	Well there are two parts to that, one is that our strategy is to get them self-sufficient so that they can utilize the technology, and we don’t have to add more and more people to feed peanuts to the elephants as I like to say.

So our intent is to have them - help them build the first application, get them trained, they come to TenFold University to get trained, and then they begin to run on their own.

We have one company, Intermountain, that is in fact using our technology as a platform, and they’ve been trained here and we no longer help them - I mean we helped them with sort of, you know, occasional consulting, but we don’t have to provide build staff when they can build them themselves.

So the best model for me is I’ve got hundreds of companies out there using the technology and just wanting to have more and more licenses.

(Bruce Merrell):	Okay, thank you very much Bob.

Robert Felton:	You’re welcome.

Thanks for your interest.

Operator:	Thank you.

At this time if would like to ask a question, please press star-1.

Please stand by while the questions register.

And our next question comes from (Tim Collins), (Collins Investment).

Please go ahead, sir.

(Tim Collins):	Hi, Bob.

Robert Felton:	Hey, (Tim).

(Tim Collins):	Hey, I was just curious. I’m a little - well I’m somewhat foggy on the technology. I mean I followed TenFold for a long time, but I was just wondering, in the marketplace this is kind of a general question, but are you seeing anything similar on a competitive nature where anyone is using any type of rendering engine, doing what you’re doing where it’s - where they’re not writing the code like you guys are doing.

Are you seeing anything coming on that front at all in the marketplace?

Robert Felton:	Well first, there’s a couple of people talking about it and, you know, a few - a couple of Web sites where you can see people talking about it, but the reality is that we don’t know if anybody is doing it.

And the other thing is that, you know, IBM is out there touting service-oriented architecture, and we actually, exactly fit that model where they have, you know, the technical components on one side and then all the business components and the ideas, you can just snap them together and make an application. And we can actually do that.

And so, you know, following IBM’s lead and having them out there evangelizing SOA is very helpful to us, and we’re not getting the pushback that we used to get from technology because we’re perfectly compatible with J2EE.

And so we like that, we like that big blue out there pushing that, and it certainly makes us look like a much more acceptable model of people to use this from a software standpoint.

(Tim Collins):	That sounds great.

Is it - as you guys develop and run with this, obviously some, you know, if -once TenFold totally catches on, I would assume other competitors are going to want to try to jump in on the same type of model.

Is - what type of protection does TenFold have just in general terms other than being the first one in the marketplace and being able to maybe capture business and drive the costs down. Is there any other protection that you guys have long term?

Robert Felton:	We do. We have three patents, that patent our technology, and we’ve been in business for 13 years. And we’ve been, you know, developing technology for that time.

And the way it was originally designed is something very hard for somebody to do.. This is something that people wanted to do forever, and I’ve been in the business for 35 years and, you know, people talked about code generators and CASE and all that sort of stuff. We’ve been through all that stuff.

And the beauty here is that there isn’t code, you know, you define the application to a relational database. It goes in there in metadata and then our rendering engine renders. And we’re now rendering in AJAX. Certainly you know what that is, but that’s the technology when you use Google Maps and you have smooth scrolling, AJAX is that technology.

And so we’re actually in this last year, rendering in AJAX, and that’s a really exciting technology because there’s no refresh. The beauty is there is no refresh, so it’s a very, very quick, very user-friendly interface we built in the browser world. It sort of acts like any browser does, so you don’t have to train them.

I mean we got a huge number of advantages and it’s just a matter - you know, I think as you said of catching on and we are, we’re starting to.

(Tim Collins):	Yes, sure.

And as far as the patents go, do you have an idea on what the expiration dates are on those at this point in time?

Robert Felton:	You know, I don’t have that on hand. If you want to email us, I’ll be happy to have - have us look them up.

(Tim Collins):	Yeah. Okay thanks, Bob.

Hey, I’m excited for you guys. I read the Q that was filed with the SEC briefly, and I didn’t find it as enthusiastic as the conference.

And I was just curious, in the Q, you mentioned a number of, you know, small licenses that they weren’t as big as you, you know, that you had preferred. But it sounds like you’ve got some things going on.

Is there - can you shed any light on the first — and I don’t want to - I’m just asking this — on the first part, this first - fourth quarter versus the third quarter? I mean our - is it much more exciting at this point versus the first 30 days into the third quarter?

Robert Felton:	Well I would say that the first quarter of Q4 is more exciting than the first quarter of Q3, and we’re continuing to build business. I mean I made a statement that we expect to close four to six new contracts this quarter.

And some are very close. And some are small and some are, you know, reasonable size, and we’re doing business with our existing customers, they’re giving us more business, which is part of this brick by brick, and that’s good stuff.

So, yeah, I have to, you know, I’m an enthusiastic guy as you can tell. And I have to sort of balance that with the fact that, you know, we’re still not cash flow positive. And - but I wouldn’t have invested in a company, I wouldn’t be running it if I didn’t think we’re going to be successful.

So that’s the enthusiastic side of the talk.

(Tim Collins):	Great. That’s all I have. Thanks, Bob. I hope - congratulations on, you know, a good uptick quarter, and hopefully you won’t be tempted by too many powder days in this next Q4.

Robert Felton:	Yeah. Well, that was the downside of doing this.

Thanks very much.

(Tim Collins):	You bet.

Operator:	Thank you.

Once again that will be star-1 if you would like to ask a question.

Thank you. And at this time, I show no further questions.

I would like to turn the meeting back over to Mr. Robert Felton for any final comments or any closing remarks.

Robert Felton:	We just want to thank everybody for their interest. Thank you for your questions, and we appreciate your time today and we look forward to the next earnings call.

Robert?

((Crosstalk))

Robert Hughes:	Yeah, that’s it. Thank you very much.

((Crosstalk))

Robert Felton:	Thanks, Rob.

Operator:	I would like to thank everyone for participating in today’s teleconference call. And at this time, all participants may disconnect.

END